Exhibit 10.15
SIGN-ON AND RETENTION AGREEMENT

THIS SIGN-ON AND RETENTION AGREEMENT (“Agreement”) is entered into by and between Aneesha Arora (“Employee”) and Hillenbrand, Inc. (“Company”) (collectively, the “Parties”).

WHEREAS, the Company believes the Employee possesses certain skills and abilities that are essential to the Company (the “Services”); and

WHEREAS, the Company is willing to offer Employee a Retention Bonus (as defined in paragraph 1 below) to assist Employee with the transition to the Company and to remain employed with the Company and/or its affiliated companies for the duration specified below; and

WHEREAS, the Company and Employee have agreed to execute this Agreement to memorialize the terms and conditions of such Retention Bonus.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Employee hereby agree as follows:

1.Subject to the terms and conditions contained herein, the Company agrees to pay Employee a Retention Bonus of $1,300,000, less applicable taxes and deductions required by law. Such Retention Bonus shall be paid as follows:
a.$700,000 of the Retention Bonus shall be paid within 14 days of February 21, 2022.
b.$400,000 of the Retention Bonus shall be paid within 14 days of April 1, 2022.
c.The remaining balance of the Retention Bonus ($200,000) will be paid within 14 days of July 1, 2022.
2.Employee agrees to remain actively employed with the Company and/or its affiliated companies on a full-time basis through January 3, 2023 (the “Retention Period”), and during such time Employee agrees to devote Employee’s full working time, attention, talents, skills, and best efforts in furtherance of the Company’s business. If Employee terminates the employment relationship prior to January 3, 2023, Employee must return the full amounts paid pursuant to paragraph 1 within 30 days of Employee’s last date of employment.
3.Employee understands that Employee’s employment remains solely at will and may be terminated by either the Employee or Company and/or its affiliate companies at any time. Nothing in this Agreement shall be deemed to be a guaranty of employment for any length of time. If Employee is terminated for Cause before January 3, 2023, then the Employee shall return any such Retention Bonus amounts already received under paragraph 1. For the purposes of this Agreement, the Company and/or its affiliate companies will have “Cause” to terminate Employee if Employee has: (i) acted with neglect or misconduct in the discharge of Employee’s duties and responsibilities; (ii) participated in conduct that is dishonest, fraudulent, illegal, unethical, gross negligence, or a breach of fiduciary duty; (iii) violated a requirement of any Company policy or procedure, including the Code of Ethics; (iv) committed a criminal act or otherwise engaged in behavior that may subject the Company, its affiliates, or any of their directors, officers or employees to civil or criminal liability, including the Employee’s arrest, indictment, conviction or other determination by Company, in its sole discretion, that Employee has engaged in such behavior, or (v) Employee’s breach of any written agreement between the Company and Employee, including this Agreement.
4.Employee specifically agrees and understands that the existence and terms of this Agreement are strictly CONFIDENTIAL and that such confidentiality is a material term of this Agreement. Accordingly, except as required by law or as authorized by the Company in writing, Employee agrees that he shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone other than their spouse, legal counsel, accountant, or financial advisor; provided, however, that they are first advised of the confidential nature of this Agreement.
Nothing in this Agreement prohibits Employee from reporting possible violations of federal, state, or local laws or regulations to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures (including, but not limited to, providing documents or other information) that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Company to make any such reports or disclosures, and Employee is not required to notify Company that Employee has made such reports or disclosures. Employee also is not limited in Employee’s right to receive an award for information provided to any government agency or entity.
As provided by federal law (18 U.S.C. § 1833), Employee understands that Employee will not be held criminally or civilly liable under any federal or state trade secret law for Employee’s disclosure of a trade secret that is made by Employee: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by Employee in a lawsuit or other proceeding, on the condition that such filing is made under seal.
5.Employee represents and acknowledges that in signing this Agreement they do not rely, and has not relied, upon any representation or statement made by the Company and/or its affiliated companies or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.
6.This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and shall be construed and administered in accordance with Section 409A.
7.This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by and interpreted in accordance with the laws of the State of Indiana. All actions to enforce this Agreement shall be brought in the state or federal courts of Indiana. The Parties submit to the exclusive jurisdiction of such courts.
8.This Agreement contains all of the understandings and representations between the Parties relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both oral and written, with respect to any retention bonus; provided, however, that this Agreement shall not supersede any other agreements between the Company and Employee, specifically including but not limited to any non-competition or non-solicitation agreement between the Parties, including the Company’s affiliated companies. This Agreement shall not be altered, amended, modified or otherwise changed except in writing and signed by both Parties.

IN WITNESS WHEREOF, the Parties have themselves signed this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

“EMPLOYEE” HILLENBRAND, INC.

Signed: /s/ Aneesha Arora Signed: /s/ Kimberly K. Ryan

Printed: Aneesha Arora Printed: Kimberly K. Ryan

Dated: November 17, 2021 Title: Executive Vice President

Dated: November 17, 2021